Exhibit 99.1
Alto Neuroscience Reports Third Quarter 2026 Financial Results and Recent Business Highlights
– PACE-1 trial of ALTO-207 in treatment-resistant depression (TRD) on track; topline data in 2H 2027 –
– Phase 1 study results on the modified-release formulation of ALTO-207 and blinded PACE-1 safety data expected by early 2027; data expected to inform Phase 3 planning –
– Strengthened balance sheet and extended cash runway with $100 million financing; cash position of $319.8 million expected to fund planned operations through 2030 –
MOUNTAIN VIEW, Calif., November 10, 2026 – (BUSINESS WIRE) – Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO), a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the quarter ended September 30, 2026, and highlighted recent progress across its pipeline of clinical-stage product candidates.
“During the third quarter, we continued to advance our clinical programs and strengthened our financial position ahead of a milestone-rich 2027,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “PACE-1 remains on track, and our recent financing has enabled us to expand the ALTO-207 Phase 3 development plans to include both monotherapy and adjunctive trials, aimed at supporting a broad label in TRD.”
Third Quarter and Recent Pipeline Highlights
ALTO-207: PACE program advancing across three well-controlled trials in TRD
ALTO-207 is a fixed-dose combination of pramipexole, a dopamine D3-preferring D3/D2 agonist with antidepressant effects shown across multiple independent trials, and ondansetron, a selective 5-HT3 receptor antagonist. The combination is designed to enable higher doses of pramipexole with faster titration by reducing the dose-limiting nausea and vomiting associated with pramipexole. ALTO-207 is being developed for TRD, which is estimated to affect approximately 7 million adults in the United States.
The supporting evidence base for ALTO-207 includes the PAX-D trial published in The Lancet Psychiatry (Cohen’s d=0.87 vs. placebo at 12 weeks in TRD) and the PRIME-PRAXOL trial published in Nature Medicine in June 2026 (Hedges’ g=0.62 on anhedonia, p=0.006).
•PACE-1 (Phase 2b, adjunctive TRD): Enrollment remains on track, targeting approximately 178 adults with TRD. Topline data are expected in 2H 2027.
•PACE-2 (Phase 3, adjunctive TRD): Alto remains on track to initiate the trial in early 2027, pending alignment with the FDA on trial design. The trial is planned to run in parallel with PACE-1 to accelerate the path to a potential NDA submission.
•PACE-3 (Phase 3, monotherapy TRD): In July 2026, Alto announced plans to add a Phase 3 trial of ALTO-207 as monotherapy in TRD, which the Company believes could support a broader label and larger addressable patient population. Initiation is expected in 2H 2027, pending FDA alignment.
•Intellectual property: Alto’s issued method-of-treatment patents cover the use of ondansetron to mitigate pramipexole-related side effects and enable higher pramipexole dosing in depression. Alto expects its ALTO-207 intellectual property portfolio, including issued patents and pending patent applications, will provide protection extending into the mid-2040s.
•Phase 1 and blinded PACE-1 data: Alto recently completed a Phase 1 study evaluating the pharmacokinetics and tolerability of its proprietary modified-release formulation of ALTO-207 across multiple dose levels of ondansetron. The formulation is the same as that being used in PACE-1 and planned for the Phase 3 trials. Together with blinded safety data from PACE-1, the Phase 1 study is intended to inform final dose selection for the Phase 3 trials. Alto expects to report the outcome of the FDA interaction and the Phase 1 data, along with blinded PACE-1 safety results in late 2026 or early 2027 following FDA feedback.
ALTO-300 and ALTO-100: Phase 2b trials on track
•Enrollment remains ongoing in the Phase 2b trials of ALTO-300 in major depressive disorder (MDD) and ALTO-100 in bipolar depression (BPD). The enhanced eligibility review and patient data quality procedures implemented by the Company continue to have the intended effects.
•Topline data are expected in 1H 2027 for ALTO-300 and mid-2027 for ALTO-100.
Corporate Highlights
•Financing: In July 2026, Alto completed an underwritten registered direct offering of 3,776,436 shares of common stock at $26.48 per share, for gross proceeds of $100.0 million and net proceeds of approximately $94.6 million. Proceeds are intended to accelerate and expand ALTO-207 development, including PACE-3, and for general working capital.
•Upcoming conferences: Management will present at the Stifel 2026 Healthcare Conference (fireside chat, November 11, 8:00 a.m. ET) and the Jefferies London Healthcare Conference (fireside chat, November 19, 9:30 a.m. GMT).
Expected Upcoming Milestones
•Late 2026/Early 2027 – ALTO-207 FDA interaction outcomes and Phase 1 topline data
•Early 2027 – ALTO-207 PACE-2 (Phase 3 adjunctive TRD) trial initiation
•1H 2027 – ALTO-300 Phase 2b MDD trial topline data
•Mid-2027 – ALTO-100 Phase 2b BPD trial topline data
•2H 2027 – ALTO-207 PACE-1 (Phase 2b adjunctive TRD) trial topline data
•2H 2027 – ALTO-207 PACE-3 (Phase 3 monotherapy TRD) trial initiation
Third Quarter 2026 Financial Highlights
Cash Position: As of September 30, 2026, the Company had cash, cash equivalents, and restricted cash of approximately $319.8 million, compared to approximately $177.0 million as of December 31, 2025. The Company expects its cash to fund planned operations through 2030.
R&D Expenses: Research and development expenses for the quarter ended September 30, 2026, were $18.2 million, as compared to $10.5 million for the same period in 2025. The increase was primarily driven by costs associated with the ALTO-207 PACE program.
G&A Expenses: General and administrative expenses for the quarter ended September 30, 2026, were $9.1 million, as compared to $4.4 million for the same period in 2025. The increase was primarily due to increased headcount and related personnel costs.
Net Loss: The Company incurred a net loss of $25.1 million for the quarter ended September 30, 2026, as compared to a net loss of $14.2 million for the same period in 2025.
About Alto Neuroscience
Alto Neuroscience (NYSE: ANRO) is a clinical-stage biopharmaceutical company on a mission to transform the treatment of mental health conditions through a deeper understanding of the brain. Leveraging its proprietary Precision Psychiatry Platform™, Alto is advancing a broad pipeline of novel medicines for depression, schizophrenia, and other neuropsychiatric disorders. The Company’s lead program, ALTO-207, is in late-stage clinical development for treatment-resistant depression. For more information, visit www.altoneuroscience.com or follow Alto on X.
Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “on track,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); statements regarding patient compliance and the effectiveness of Alto’s clinical trial execution measures, including its eligibility review and patient and data quality procedures, and the impact of those measures on patient and data quality and the timing of trial readouts; statements regarding Alto’s expectations for the design, timing, and results of its Phase 2b and planned Phase 3 trials of ALTO-207; Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates and regulatory alignment; the protection afforded by Alto’s issued patents and pending patent applications; Alto’s business strategy, financial position, including anticipated cash runway, and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform or its eligibility review and patient and data quality procedures; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings Alto may make with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.
Availability of Information on Alto's Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$18,161	$10,525	$60,563	$33,623
General and administrative	9,064	4,426	22,929	15,686
Total operating expenses	27,225	14,951	83,492	49,309
Loss from operations	(27,225)	(14,951)	(83,492)	(49,309)
Other income (expense):
Interest income	2,600	1,532	6,273	5,042
Interest expense	(463)	(650)	(1,499)	(1,894)
Loss on debt extinguishment	—	—	—	(681)
Other, net	(36)	(112)	(281)	(214)
Total other income, net	2,101	770	4,493	2,253
Net loss	$(25,124)	$(14,181)	$(78,999)	$(47,056)
Other comprehensive income (loss):
Change in fair value attributable to instrument specific credit risk	—	(12)	7	144
Foreign currency translation	2	(5)	(10)	(29)
Total other comprehensive income (loss)	2	(17)	(3)	115
Comprehensive loss	$(25,122)	$(14,198)	$(79,002)	$(46,941)
Net loss per share attributable to common stockholders, basic and diluted	$(0.54)	$(0.52)	$(1.87)	$(1.74)
Weighted-average number of common shares outstanding, basic and diluted	46,531	27,104	42,319	27,075

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	December 31,
	2026	2025
Cash, cash equivalents, and restricted cash	319,844	176,984
Total assets	326,505	184,689
Total liabilities	29,975	33,547
Accumulated deficit	(280,633)	(201,634)
Investor Contact:
investors@altoneuroscience.com
Media Contact:
media@altoneuroscience.com